Exhibit 99.3

Constitution Mining Amends LOI to Acquire Nevada Properties

Lima, Peru – March 1, 2010 - Constitution Mining Corp. (CMIN.OB) reports that it has extended its non-binding Letter of Intent to purchase all of the interests of Seabridge Gold Inc. in certain Nevada exploration properties, including Seabridge’s Castle-Black Rock Project.

A formal extension was signed by both parties in recognition that final documentation and legal due diligence for the transaction are not yet completed. The new proposed timing contemplates the parties will complete legal due diligence on or before March 15, 2010. with closing of the transaction to occur on or about March 31, 2010, subject to regulatory approval and execution of a binding definitive agreement. All financial terms of the transaction described in the news release dated December 3, 2009 remain the same.

Property Summary

The properties subject to the contemplated transaction comprise interests in 2,141 claims in Nevada covering more than 30 exploration projects with known gold occurrences. Most of the claims are situated in Nevada's prolific Walker Lane gold belt. The most advanced is the Castle-Black Rock project in Esmeralda county.

About Seabridge Gold Inc.

Seabridge holds a 100% interest in several North American gold resource projects. The Company’s principal assets are the KSM property located near Stewart, British Columbia, Canada and the Courageous Lake gold project located in Canada’s Northwest Territories. For a breakdown of Seabridge’s mineral resources by project and resource category please visit the Company’s website at http://www.seabridgegold.net/resources.php.

About Constitution Mining Corp.

Our goal is to locate large-scale, commercially viable gold deposits and continuously increase the amount of gold underlying each of our outstanding shares. We're interested primarily in proven gold-bearing geographical areas  that are home to several proven deposits in the multi-million ounce range, including highly prospective districts likely to hold further large deposits.

Our first and most active project is in the Gold Sands region of Peru, where we hold options on 382 square kilometers (147.5 square miles) of mining property, the largest such block in the district.

The Gold Sands of Peru were laid down by eons of alluvial erosion. For millions of years, the waters of the Santiago and the Marañón rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing much of the treasure in loose gravels and sands - Gold Sands - in the area the Company now controls.

Results from test holes drilled a decade ago indicated a potential presence of significant alluvial gold. The Company is now engaged in a program of pitting and test-mining to confirm and extend those earlier results and to gather further data for determining the feasibility of large-scale mining of this vast resource.

The implementation of these programs will require the company to secure additional financing.

For further details, please see today’s current Form 8-K filing.

Further information about Constitution Mining Corp may be found at www.ConstitutionMining.com.

On behalf of the Board:

Dr. Michael Stocker – Chairman of the Board
Constitution Mining Corp. (CMIN.OB)

Investor Inquiries:

Toll Free: 888-475-0070
Direct Dial: 646-755-3352
Email: Info@ConstitutionMining.com

Disclaimer: This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements.  Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements.  The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release.  This information may no longer be accurate and therefore you should not rely on the information contained in this press release.  To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.